Exhibit 99.1

For Immediate Release:	Contact:	Howard Green
SVP of Corporate Development
(914) 921-7729

For further information please visit
www.gabelli.com

GAMCO Investors, Inc. Reports Third Quarter 2019 Earnings

-	Net income of $13.6 million
-	Diluted earnings of $0.50 per share
-	September 30, 2019 AUM of $35.7 billion
-	Our “Giving Back” program continued with shareholder designated contributions totaling an estimated $4.5 million bringing total contributions to approximately $57 million

Rye, New York, November 8, 2019 – GAMCO Investors, Inc. (“GAMCO”) (NYSE: GBL) today reported its operating results for the quarter ended September 30, 2019.

Past and Future - Giving Back to Society

Generating returns for our stakeholders is not the sole gauge we use in measuring our success.  Since the inception of GAMCO’s shareholder designated charitable contribution (“SDCC”) program in 2013, shareholders have designated contributions of approximately $27 million to over 150 501(c)(3) initiatives.  Most recently, the SDCC approved by our board of directors in August 2019 will provide an estimated $4.5 million to shareholder designated 501(c)(3) organizations.  This program underscores our commitment to managing socially responsible portfolios since 1987.  More recently, the socially responsible mandates have evolved to include integrating ESG (environmental, social, and governance) factors into the analysis of companies and the structuring of portfolios.

Including the current year’s SDCC, approximately $57 million will have been donated to charities by GAMCO, including through our SDCC program, since our initial public offering (“IPO”) in February 1999.

Financial Highlights (Unaudited)
	Three Months Ended
(In thousands, except per share data)	September 30, 2019	June 30, 2019	September 30, 2018

U.S. GAAP Basis
Revenues	$75,345	$76,407	$85,788
Operating income	29,568	26,760	51,700
Net income	13,626	24,017	35,016
Diluted earnings per common share (a) (b)	$0.50	$0.88	$1.22
Weighted average diluted shares outstanding	27,093	27,413	28,739
Shares outstanding	27,548	27,743	29,066

Assets Under Management
AUM - average (in millions)	$35,997	$37,011	$41,037
AUM - end of period (in millions)	35,692	36,924	40,646

(a) CEO waivers of compensation bolstered earnings by $0.12 per share in the September 30, 2019 quarter and $0.47 per share in the September 30, 2018 quarter.
(b) Reflects $0.11 per share reduction to earnings from the shareholder designated charitable contribution of $4.5 million in the September 30, 2019 quarter and $0.02 per share reduction to earnings from the $0.7 million contribution in the September 30, 2018 quarter.

Revenues

-	Total revenues for the third quarter of 2019 were $75.3 million compared with $85.8 million in the third quarter of 2018.

-	Investment advisory fees were $67.0 million in the third quarter of 2019 versus $75.9 million in the third quarter of 2018.
-	Open-end and closed-end fund revenues were $43.8 million compared to $50.0 million in the third quarter of 2018.
-
Institutional and Private Wealth Management revenues, which are generally billed on portfolio values at the beginning of the quarter, were $21.5 million in the third quarter of 2019 compared to $24.3 million in the third quarter of 2018.

-	SICAV revenues were $1.7 million in the third quarter of 2019 versus $1.6 million in the third quarter of 2018.

-	Distribution fees from our open-end equity funds and other income were $8.3 million for the third quarter of 2019 versus $9.9 million for the third quarter of 2018.

Operating Income

Operating income was $29.6 million in the third quarter of 2019 versus $51.7 million for the third quarter of 2018 which were bolstered by $4.3 million and $17.8 million, respectively, of waivers of CEO compensation.  Amortization of deferred compensation, which includes the change in GBL share price, a non-cash charge, reduced pretax profits by $3.6 million in the third quarter of 2019 and by $0.2 million in the third quarter of 2018.

Non-Operating Income

Mark to market investment losses were $5.7 million in the third quarter of 2019 versus $3.8 million in losses in the third quarter of 2018.  Interest expense in the third quarter of 2019 was $0.7 million versus $0.8 million in the third quarter of 2018.

In addition, during the third quarter of 2019, we accrued $4.5 million for the recently announced shareholder designated charitable contribution of $0.20 per share.

Income Taxes

The Company’s effective tax rate for the quarter ended September 30, 2019 was 27.1% versus 24.6% for the quarter ended September 30, 2018.

Business Highlights

-
On July 11, 2019 GAMCO hosted a conference on Rule 852(b)(6), the Dynamics and Implications for the Fund Industry.  Industry participants and members from the academic community covered a number of topics including “heartbeat trades” and innovations in the active ETF market.

-
On August 6, 2019, our Board of Directors authorized an additional $0.20 per share charitable contribution for registered holders and expect that we will donate $4.5 million to charities as a result.  Shareholders have until November 15th to register their shares with our transfer agent to qualify for the contribution.

-
On August 29, 2019, the Company announced that Dennis J. DeCore was named Managing Director of Gabelli Fund’s ETF business.  Gabelli Funds is a licensee of the Precidian Investments ActiveShares, the first non-transparent, actively-managed ETF.

-
On September 26, 2019, the Company announced that the board of trustees of The Gabelli Dividend & Income Trust (NYSE: GDV) approved a transferable rights offering.  The rights offering will expire on November 15, 2019, unless extended.  If fully subscribed, the rights offering will raise approximately $150 million for the fund.

-
On November 4-5, 2019, we co-sponsored our 43rd Annual Automotive Symposium in Las Vegas, Nevada.  The meeting featured presentations by senior management of several leading automotive companies with an emphasis on industry dynamics, technical innovation, EV, and macroeconomic trends.

-
On November 22, 2019, Gabelli Funds and Columbia Business School’s Healthcare and Pharmaceutical Management Program will be co-hosting a symposium at the Paley Center for Media entitled Healthcare at a Crossroads: What’s the Path Forward?  The symposium topics include the impact of the 2020 election on healthcare access and coverage, drug pricing, and leveraging data and technology to transform care.

Balance Sheet

We ended the quarter with cash and investments of $118.5 million, debt of $24.2 million, and $33.9 million of deferred compensation payable, net of tax.

Returns to Shareholders

We paid $0.6 million in dividends during the third quarter of 2019 and purchased 193,743 shares at an average price of $19.55 per share, or $3.8 million in total.  Since our IPO in February 1999, we have returned $2.0 billion to shareholders consisting of $1.0 billion of spin-offs (valued at the time of the spin-offs), $495.0 million in the form of dividends, and $498.3 million through stock buybacks of approximately 12.5 million shares.

On November 8, 2019, GAMCO’s board of directors declared a regular quarterly dividend of $0.02 per share, which is payable on December 31, 2019 to class A and class B shareholders of record on December 17, 2019.

About GAMCO Investors, Inc.

GAMCO Investors, Inc., through its subsidiaries, manages open-end funds and closed-end funds (Gabelli Funds, LLC) and private advisory accounts (GAMCO Asset Management Inc.).

Table I: Assets Under Management and Fund Flows - 3rd Quarter 2019 (in millions)
				Fund
		Market		distributions,
	June 30,	appreciation/	Net cash	net of	September 30,
	2019	(depreciation)	flows	reinvestments	2019
Equities:
Open-end Funds	$11,016	$31	$(461)	$(18)	$10,568
Closed-end Funds	7,646	(36)	(4)	(130)	7,476
Institutional & PWM (a)	15,332	(240)	(933)	-	14,159
SICAV	538	(17)	29	-	550
Total Equities	34,532	(262)	(1,369)	(148)	32,753
Fixed Income:
100% U.S. Treasury Fund	2,375	14	532	-	2,921
Institutional & PWM	17	1	-	-	18
Total Fixed Income	2,392	15	532	-	2,939
Total Assets Under Management	$36,924	$(247)	$(837)	$(148)	$35,692

(a) Includes $252 and $237 of 100% U.S. Treasury Fund AUM at June 30, 2019 and September 30, 2019, respectively.

Table II
GAMCO INVESTORS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

Investment advisory and incentive fees	$67,015	$75,934	$200,893	$230,616
Distribution fees and other income	8,330	9,854	25,195	29,862
Total revenues	75,345	85,788	226,088	260,478

Compensation costs (a)	29,800	17,562	90,363	72,464
Management fee expense (a)	2,144	1,449	8,302	7,565
Distribution costs	8,271	9,819	25,546	29,875
Other operating expenses	5,562	5,258	16,936	16,245
Total expenses	45,777	34,088	141,147	126,149

Operating income	29,568	51,700	84,941	134,329

Investment income / (loss)	(5,718)	(3,797)	(910)	(6,541)
Interest expense	(652)	(759)	(1,962)	(2,881)
Shareholder-designated contribution	(4,500)	(708)	(4,500)	(884)
Non-operating income / (loss)	(10,870)	(5,264)	(7,372)	(10,306)

Income before income taxes	18,698	46,436	77,569	124,023
Provision for income taxes	5,072	11,420	20,034	30,164
Net income	$13,626	$35,016	$57,535	$93,859

Net income:
Basic	$0.50	$1.22	$2.08	$3.26
Diluted	$0.50	$1.22	$2.08	$3.26

Weighted average shares outstanding:
Basic	26,987	28,677	27,612	28,789
Diluted	27,093	28,739	27,676	28,824

Actual shares outstanding (b)	27,548	29,066	27,548	29,066

(a) CEO waiver reduced compensation costs by $3,678, $14,439, $15,856, and $33,552, respectively and management fee expense by $602, $3,345, $2,291, and $7,986, respectively.
(b) Includes 674, 434, 674, and 434 of RSAs, respectively.

Table III
GAMCO INVESTORS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except per share data)

	September 30,	December 31,
	2019	2018

ASSETS
Cash and cash equivalents	$86,179	$41,202
Investments in securities	32,322	33,789
Receivable from brokers	4,574	3,423
Other receivables	28,896	31,135
Deferred tax asset and income tax receivable	17,305	15,001
Other assets	10,219	10,062
Total assets	$179,495	$134,612

LIABILITIES AND STOCKHOLDERS' EQUITY
Payable to brokers	$3	$112
Income taxes payable and deferred tax liabilities	2,314	2,388
Compensation payable (a)	79,841	60,408
Accrued expenses and other liabilities	40,433	37,926
Sub-total	122,591	100,834
5.875% Senior Notes (due June 1, 2021)	24,186	24,168
Total liabilities	146,777	125,002

Stockholders' equity	32,718	9,610

Total liabilities and stockholders' equity	$179,495	$134,612

(a) Excludes $2.8 million and $11.3 million of Deferred Cash Compensation Agreements ("DCCAs") expense that is not yet recorded under GAAP as of September 30, 2019 and December 31, 2018, respectively.

Non-GAAP information and reconciliation:

Management believes the use of non-GAAP measures provides relevant information to allow investors to view operating trends, perform analytical comparisons and benchmark performance between periods for its core operating results.  Management uses non-GAAP measures in its financial, investing and operational decision-making process, for internal reporting and as part of its forecasting and budgeting processes.  GAMCO’s calculation of non-GAAP measures may not be comparable to other companies due to potential differences between companies in the method of calculation.  Non-GAAP measures should not be considered a substitute for related U.S. GAAP measures.

The following tables reconcile the U.S. GAAP basis amounts, as reported, to the non-GAAP measures:

	Three Months Ended
(Unaudited) (In thousands, except per share data)	September 30, 2019	June 30, 2019	September 30, 2018

Net income, U.S. GAAP basis	$13,626	$24,017	$35,016
Impact of DCCAs on expenses and taxes (a):
Compensation costs	2,568	(603)	(1,267)
Management fee expense	1,030	1,030	1,449
Provision for income taxes	(864)	(102)	(45)
Total impact of DCCAs on expenses and taxes	2,734	325	137
Net income, as adjusted	$16,360	$24,342	$35,153

Per fully diluted share:
Net income, U.S. GAAP basis	$0.50	$0.88	$1.22
Impact of DCCAs	$0.10	$0.01	$-
Net income, as adjusted	$0.60	$0.89	$1.22

(a) The non-GAAP adjustments relate to multiple DCCAs.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
The financial results set forth in this press release are preliminary. Our disclosure and analysis in this press release, which do not present historical information, contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements convey our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results.  Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, the economy, the effects of the Tax Cuts and Jobs Act, and other conditions, there can be no assurance that our actual results will not differ materially from what we expect or believe.  Therefore, you should proceed with caution in relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.

Forward-looking statements involve a number of known and unknown risks, uncertainties and other important factors, some of which are listed below, that are difficult to predict and could cause actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements.  Some of the factors that could cause our actual results to differ from our expectations or beliefs include a decline in the securities markets that adversely affect our assets under management, negative performance of our products, the failure to perform as required under our investment management agreements, a general downturn in the economy that negatively impacts our operations, and the ongoing impacts of the Tax Cuts and Jobs Act with respect to tax rates and the non-deductibility of certain portions of named executive officer compensation. We also direct your attention to the more specific discussions of these and other risks, uncertainties and other important factors contained in our Annual Report on Form 10-K and other public filings.  Other factors that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations whether as a result of new information, future developments or otherwise, except as may be required by law.